EXHIBIT 10(e)(23)

Executive Long-Term Incentive Program (Officers)
Award Summary

«First Name» «Last Name»
Date of agreement and award:    <<Grant Date>>
Approved Value:    <<Approved Value>>
Performance Shares

Number of Performance Shares:	<<# Performance Shares>>
Vesting Date of All Performance Shares Earned:	<<3 yrs. from grant date>>
Performance Shares Earned if Annual Target Performance is Achieved for EPS and Cash:	1/3 of EPS and Cash portions of grant on <<one, two and three yrs. from grant date>>
Performance Shares Earned if Annual Performance is Achieved between Base and Maximum for Revenue:	50% to 150% of Revenue portion of grant on <<one, two and three yrs. from grant date>>
Performance Shares Earned if Three-Year Cumulative Performance is Achieved between Threshold and Maximum for EPS and Cash:	25% - 150% of EPS and Cash portions of grant (net of shares earned for Annual Achievement) on <<3 yrs. from grant date>>

*	Subject to the terms and conditions described in the Omnibus Agreement - 2012: PIP;ELTIP;PSs

*
Performance measures which may include, but are not limited to, achievement of specific business objectives, and other measurements of individual, business unit or Company performance, are determined by the Committee in its sole discretion, consistent with the terms of the 2004 Performance Incentive Plan as Amended or Restated.